Exhibit 10(n)
RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”) is by and between Magellan Midstream Holdings GP, LLC (the “Company”) and Melanie Little (the “Employee”).

1.Retention Award. The Company hereby grants to the Employee, effective January 31, 2020 (the “Effective Date”), the right to be eligible to receive a total award of $150,000.00 (the “Retention Award”), subject to the satisfaction of all conditions described in this Agreement.

2.Eligibility to Receive Retention Award.
a.If: (i) the Employee is employed by the Company or its affiliates, or its or their successors, continuously from the Effective Date through December 31, 2022; and (ii) the Employee’s job performance throughout such time period is satisfactory, as determined by the Company in its discretion, the Company will pay the Employee $150,000.00, subject to all applicable withholdings and deductions required by law, in a lump sum on or about the first regularly scheduled pay date in January 2023.

b.If the Employee’s employment with the Company or its affiliates, or its or their successors, terminates for any reason prior to December 31, 2022, the Employee shall forfeit any right to receive the payment described in Section 2.a.

3. Other Provisions.

a.The Employee understands and agrees that the payment under this Agreement shall not be used for, or included in the determination of, any other payment or benefit under any continuing agreement, plan, policy, practice or arrangement providing for the making of any payment or the provision of any benefits to or for the Employee or the Employee’s beneficiaries or representatives, including, without limitation, any employment agreement, any change of control severance protection plan or any employee benefit plan as defined in Section 3(3) of ERISA, including, but not limited to qualified and non-qualified retirement plans.

b.By signing this Agreement, the Employee represents and agrees that she will keep the terms, amount and fact of this Agreement completely confidential, and that, unless required to do so by law, she will not hereafter disclose any information concerning this Agreement to anyone including, but not limited to, any past, present or prospective employee or applicant for employment of the Company or its affiliates and any past, present or prospective customer of the Company or its affiliates.

c.Neither the Retention Award nor the Employee’s interest in the Retention Award, may be sold, assigned, transferred, pledged, hedged or otherwise disposed of or encumbered at any time prior to the payment of such Retention Award under this Agreement.

d.With respect to the right to receive payment of the Retention Award under this Agreement, nothing contained herein shall give the Employee any rights that are greater than those of a general creditor of the Company.

e.It is intended that this Agreement satisfies the requirements of the short-term deferral exception from Section 409A of the Internal Revenue Code and shall be interpreted and administered in accordance with such intent.

f.This Agreement shall be governed by and construed in accordance with the laws of the state in which the Employee is employed by the Company or its affiliates, or its or their successors, to the extent not preempted by federal law, without regard to conflicts of laws principles that would result in the application of the laws of another state. Any action or proceeding to enforce or interpret the terms of this Agreement shall be brought only in a state or federal court located in the county in which the Employee is employed by the Company or its affiliates, or its or their successors. By acceptance of this Agreement, the Employee irrevocably submits to the exclusive jurisdiction of such courts and waives the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

g.This Agreement contains all of the understandings and representations between the Company and the Employee relating to the Retention Award and supersedes all prior and contemporaneous understandings, discussions, agreements, and representations, both written and oral, with respect to any retention bonus.

h.Nothing in this Agreement constitutes a promise of continued employment of the Employee by the Company or its affiliates, or its or their successors. This Agreement does not change the Employee’s status as an at-will employee, thus the Company and the Employee can terminate the employment relationship at any time.

i.This Agreement may not be amended or modified unless in writing signed by an authorized representative of the Company and the Employee.

4. Notices. All notices to the Company required hereunder shall be in writing and delivered by hand or by mail, addressed to Magellan Midstream Holdings GP, LLC, One Williams Center, Mail Drop 32, Tulsa, Oklahoma 74172, Attention: Compensation Department. Notices shall become effective upon their receipt by the Company if delivered in the foregoing manner.

Magellan Midstream Holdings GP, LLC

    By: /s/ Michael N. Mears
Michael N. Mears
President and Chief Executive Officer
Magellan Midstream Holdings GP, LLC

    Dated: January 31, 2020

Accepted and agreed to:

By:	/s/ Melanie Little
Melanie Little

Dated:	February 27, 2020